Exhibit 3.12

TRUST AGREEMENT, dated as of June 24, 2009 (this “Trust Agreement”), between SOLO CUP OPERATING CORPORATION, a Delaware corporation, as depositor and beneficial owner of the Trust described below (together with its successors and assigns, the “Beneficial Owner”), and WILMINGTON TRUST COMPANY, a Delaware banking corporation, as trustee (the “Delaware Trustee”). The Beneficial Owner and the Delaware Trustee hereby agree as follows:

1. Formation of Trust.

(a) The trust created hereby (the “Trust”) shall be known as “Solo Cup Owings Mills Holdings,” in which name the Beneficial Owner may conduct the business of the Trust, make and execute contracts, and sue and be sued.

(b) The Beneficial Owner shall assign, transfer and convey to the Trust certain real property commonly known as 9830 and 10100 Reisterstown Road, Owings Mills, Maryland. Such real property shall constitute the initial trust estate, and no other property, assets or rights (including, without limitation, any person property) is presently intended to be assigned, transferred and/or conveyed to the Trust. It is the intention of the parties hereto that the Trust created hereby constitute a statutory trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. § 3801 et seq. (the “Act”) and that this Trust Agreement constitute the governing instrument of the Trust. The Delaware Trustee is hereby authorized and directed to execute and file a certificate of trust with the Delaware Secretary of State in substantially the form attached hereto.

(c) For the avoidance of doubt, all responsibility for the management of the Trust and the Trust property (including, without limitation, authority to make any and all decisions with respect to the operation and disposition of the Trust property) shall be vested in the Beneficial Owner. The Delaware Trustee is hereby authorized to, but shall not be required to (except in the case of the Trustee Duties (as defined below)), take such action as the Beneficial Owner specifically directs in written instructions delivered to the Delaware Trustee. The Beneficial Owner is hereby authorized to execute and deliver on behalf of the Trust, and to cause the Trust to perform, any and all documents, agreements and instruments.

2. Concerning the Delaware Trustee.

(a) The Delaware Trustee shall not have any duty or liability with respect to the administration of the Trust, the investment of the Trust’s property or the payment of dividends or other distributions of income or principal to the Trust’s beneficiaries, and no implied obligations shall be inferred from this Trust Agreement on the part of the Delaware Trustee. The Delaware Trustee is a trustee of the Trust for the sole purposes of fulfilling the requirements of Section 3807 of the Act. The duties (including fiduciary duties), liabilities and obligations of the Delaware Trustee shall be limited to the following (collectively, the “Trustee Duties”): (a) accepting legal process served on the Trust in the State of Delaware and (b) the execution of any certificates required to be filed with the Secretary of State of the State of Delaware that the Delaware Trustee is required to execute under Section 3811 of the Act, and there shall be no other duties (including fiduciary duties) or obligations, express or implied, at law or in equity, of the Delaware Trustee. The Delaware Trustee shall not be liable for the acts or omissions of the Beneficial Owner nor shall the Delaware Trustee be liable for any act or omission by it in good faith in accordance with the directions of the Beneficial Owner.

(b) The Delaware Trustee agrees to perform its duties hereunder with respect to the same but only upon the terms of this Trust Agreement. The Delaware Trustee shall not be personally liable under any circumstances, except for its own willful misconduct or gross negligence. In particular, but not by way of limitation:

(i) The Delaware Trustee shall not be personally liable for any error of judgment made in good faith by an officer or employee of the Delaware Trustee;

(ii) No provision of this Trust Agreement shall require the Delaware Trustee to expend or risk its personal funds or otherwise incur any financial liability in the performance of its rights or duties hereunder;

(iii) Under no circumstance shall the Delaware Trustee be personally liable for any representation, warranty, covenant or indebtedness of the Trust;

(iv) The Delaware Trustee shall not be personally responsible for or in respect of the genuineness, form or value of the Trust property, the validity or sufficiency of this Trust Agreement or for the due execution hereof by the Beneficial Owner;

(v) In the event that the Delaware Trustee is unsure of the course of action to be taken by it hereunder, the Delaware Trustee may request instructions from the Beneficial Owner and to the extent the Delaware Trustee follows such instructions in good faith it shall not be liable to any person or entity. In the event that no instructions are provided within the time requested by the Delaware Trustee, it shall have no duty or liability for its failure to take any action or for any action it takes in good faith;

(vi) While it is not expected that any funds will be deposited with the Delaware Trustee, if any funds are deposited with the Delaware Trustee hereunder, the same may be held in a non-interest bearing trust account and the Delaware Trustee shall not be liable for any interest thereon or for any loss as a result of the investment thereof at the direction of the Beneficial Owner; and

(vii) To the extent that, at law or in equity, the Delaware Trustee has duties and liabilities relating thereto to the Beneficial Owner or the Trust, the Beneficial Owner agrees that such duties and liabilities are replaced in their entirety by the terms of this Trust Agreement.

(c) The Delaware Trustee shall incur no liability to anyone in acting upon any document believed by it to be genuine and believed by it to be signed by the proper party or parties. The Delaware Trustee may accept a certified copy of a resolution of the board of directors or other governing body of any corporate party as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect. As to any fact or matter the manner of ascertainment of which is not specifically prescribed herein, the Delaware Trustee may for all purposes hereof rely on a certificate, signed by the Beneficial Owner, as to such fact or matter, and such certificate shall constitute full protection to the Delaware Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon.

(d) In the exercise or administration of the Trust in accordance with the terms of this Trust Agreement, the Delaware Trustee (i) may act directly or, at the expense of the Trust, through agents or attorneys, and the Delaware Trustee shall not be liable for the default or misconduct of such agents or attorneys if such agents or attorneys shall have been selected by the Delaware Trustee in good faith, and (ii) may, at the expense of the Trust, consult with counsel, accountants and other experts, and it shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other experts.

(e) Except as expressly provided in this Section 2, the Delaware Trustee acts solely as trustee hereunder and not in its individual capacity, and all persons and entities having any claim against the Delaware Trustee by reason of the transactions contemplated by this Trust Agreement shall look only to the Trust’s property for payment or satisfaction thereof.

3. Compensation and Indemnification.

(a) The Beneficial Owner hereby agrees to (i) compensate the Delaware Trustee in accordance with a separate fee agreement with the Delaware Trustee, (ii) reimburse the Delaware Trustee for all reasonable expenses (including reasonable fees and expenses of counsel and other experts) and (iii) indemnify, defend and hold harmless the Delaware Trustee and any of the officers, directors, employees and agents of the Delaware Trustee (the “Indemnified Persons”) from and against any and all losses, damages, liabilities, claims, actions, suits, costs, expenses, disbursements (including the reasonable fees and expenses of counsel), taxes and penalties (including, without limitation, with respect to natural resource damages and any mitigative action required by or under Environmental Laws (as defined below)) of any kind and nature whatsoever (collectively, “Expenses”), to the extent that such Expenses arise out of or are imposed upon or asserted at any time against such Indemnified Persons with respect to the performance of this Trust Agreement, the creation, operation or termination of the Trust or the transactions contemplated hereby; provided, however, that the Beneficial Owner shall not be required to indemnify any Indemnified Person for any Expenses which are a result of the willful misconduct, bad faith or gross negligence of such Indemnified Person.

(b) To the fullest extent permitted by law, Expenses to be incurred by an Indemnified Person shall, from time to time, be advanced by, or on behalf of, the Beneficial Owner prior to the final disposition of any matter upon receipt by the Beneficial Owner of an undertaking by, or on behalf of, such Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified under this Trust Agreement.

(c) As security for any amounts owing to the Delaware Trustee hereunder, the Delaware Trustee shall have a lien against the Trust property, which lien shall be prior to the rights of the Beneficial Owner or any other beneficial owner of the Trust. The obligations of the Beneficial Owner under this Section 3 shall survive the termination of this Trust Agreement and the dissolution and termination of the Trust.

(d) For purposes of this Trust Agreement, (1) “Environmental Laws” shall mean and include the Resource Conservation and Recovery Act of 1976, the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), the Hazardous Materials Transportation Act of 1975, the Toxic Substances Control Act, the Clean Air Act, the Federal Insecticide, Fungicide and Rodenticide Act and all similar federal, state and local environmental laws, ordinances, rules, orders, statutes, decrees, judgments, injunctions, codes and regulations, and any other federal, state or local laws, ordinances, rules, codes and regulations relating to the environment, human health or natural resources or the regulation or control of or imposing liability or standards of conduct concerning human health, the environment, Hazardous Materials (as defined below) or the clean-up or other remediation of the Trust property; and (2) “Hazardous Material” shall mean any substance, waste or material which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous by listing characteristic or definition under any Environmental Law, including petroleum, crude oil or any fraction thereof, petroleum derivatives, by-products and other hydrocarbons and which is or becomes regulated by any governmental authority, including any agency, department, commission, board or instrumentality of the United States, any state or any political subdivision thereof and also including asbestos, asbestos containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls and radon gas.

4. Appointment, Removal and Resignation of Delaware Trustee. The Delaware Trustee may be appointed or removed at any time without cause by the Beneficial Owner, provided that a successor trustee possessing the qualifications to act as Delaware Trustee has been appointed and has accepted such appointment by written instrument executed by such successor Delaware Trustee and delivered to the former Delaware Trustee and the Beneficial Owner. The Delaware Trustee may resign upon thirty (30) days’ prior notice to the Beneficial Owner. If no successor has been appointed within such thirty (30) day period, the Delaware Trustee may, at the expense of the Trust, petition a court to appoint a successor trustee. Any person or entity into which the Delaware Trustee may be merged or with which it may be consolidated, or any person or entity resulting from any merger or consolidation to which the Delaware Trustee shall be a party, or any person or entity which succeeds to all or substantially all of the corporate trust business of the Delaware Trustee, shall be the successor Delaware Trustee under this Trust Agreement without the execution, delivery or filing of any paper or instrument or further act to be done on the part of the parties hereto, except as may be required by applicable law.

5. Miscellaneous.

(a) This Trust Agreement represents the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings between the parties, whether written or oral.

(b) This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws. Sections 3540 and 3561 of Title 12 of the Delaware Code shall not apply to the Trust.

(c) This Trust Agreement may be executed in two or more counterparts, each of which shall be an original, but all such counterparts shall together constitute one and the same agreement.

(d) This Trust Agreement may be amended and restated by the parties hereto as necessary to provide for the operation of the Trust; provided, however, that the Delaware Trustee shall not be required to enter into any amendment hereto which adversely affects the rights, duties or immunities of the Delaware Trustee.

(e) The Trust may dissolve at the written direction of the Beneficial Owner. Upon dissolution and after the completion of the winding up of the affairs of the Trust, the Delaware Trustee shall, at the written direction and expense of the Beneficial Owner, file a certificate of cancellation in accordance with the Act. Any remaining expenses of the Trust shall be paid by the Beneficial Owner.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed by their respective officers hereunto duly authorized, as of the day and year first above written.

SOLO CUP OPERATING CORPORATION, a Delaware corporation, as Beneficial Owner

By:	/s/ Jan Stern Reed

Name:	Jan Stern Reed
Title:	Executive Vice President—HR, General Counsel and Secretary

WILMINGTON TRUST COMPANY, as Delaware Trustee

By:	/s/ Joseph B. Fell

Name:	Joseph B. Fell
Title:	Vice President

FORM OF

CERTIFICATE OF TRUST

OF

SOLO CUP OWINGS MILLS HOLDINGS

THIS Certificate of Trust of Solo Cup Owings Mills Holdings (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed by this Certificate of Trust is Solo Cup Owings Mills Holdings.

2. Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware are Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001; Attention: Corporate Trust Administration.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Delaware Trustee of the Trust

By:

Name:
Title:

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